Exhibit (8)(f)(ii)

                 AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT

     THIS AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT (the "Amendment") is effective as of November 15, 1997, by and among GREAT AMERICAN RESERVE INSURANCE CO. (the "Company") and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the "Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

     WHEREAS, the Company and Distributor are parties to that certain Fund Participation Agreement dated April 30, 1997 (the "Agreement") in connection with the participation by the Funds in Contracts offered by the Company; and

     WHEREAS, since the date of the Agreement, the names of the Funds have changed to VP Advantage, VP Balanced, VP Capital Appreciation, VP Value and VP International, and the name of the Issuer has changed to American Century Variable Portfolios, Inc.; and

     WHEREAS, the parties wish to supplement the Agreement as provided herein to add an additional Fund to those offered by the Company as investment options under the Contracts.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the company and Distributor hereto agree as follows:

     1. Addition of Fund. American Century VP Income & Growth, a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by the Issuer, is hereby added to the Funds which the Company may offer under the Contracts. After the date of this Amendment, all references to "Funds" in the Agreement shall be deemed to include VP Income & Growth.

     2. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

     3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.


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

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

GREAT AMERICAN RESERVE                    AMERICAN CENTURY INVESTMENT
INSURANCE CO.                             SERVICES, INC.

By:  /s/ L. Gregory Gloeckner             By:  /s/ William M. Lyons
     -----------------------------------       ---------------------------------
     Name: L. Gregory Gloeckner                Name:  William M. Lyons
           -----------------------------        Title: Executive Vice President
     Title: Senior Vice President
            ----------------------------


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